Exhibit 99.1

CROWDGATHER, INC. ADDS FREE FORUM PIONEER FORUMER.COM
TO ITS OFFERINGS

Monthly traffic up 50% since beginning of 2011; Company sites generate in excess of 135 million monthly pageviews and 13 million monthly unique visitors

Woodland Hills, CA.  April 18, 2011 --- One of the leading networks of forum communities on the Internet, CrowdGather (OTCBB:CRWG), today announced that it has acquired the assets of free forum hosting pioneer, Forumer.com.  Forumer, which serves 35 million monthly pageviews across 200,000 active forums, joins CrowdGather’s existing free forum hosting platforms FreeForums.org and Lefora.com in providing a wide range of alternatives to individuals seeking to build communities online.  With this purchase, CrowdGather’s network traffic has increased 50% this year to 135 million monthly pageviews and 13 million monthly unique visitors.  This is up from 100 million monthly pageviews just prior to the transaction and 90 million monthly pageviews at the beginning of calendar 2007.

“In operation since 2003, Forumer has had a long history as a destination for forum builders,” said Sanjay Sabnani, CrowdGather’s Chairman and CEO.  “We are excited to welcome them to the CrowdGather family.  Consolidation is taking place at a rapid place on the Internet and forums are no different.  We believe that we are building a strong foundation, one which will allow us to become the Company of choice when a forum owner decides to ultimately sell his or her community.”

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor Contact:	Sanjay Sabnani Phone: 818-435-2472 x 101 Email: sanjay@crowdgather.com
Media Contact:	Stacy Dimakakos Phone: 917-981-5501 Email: stacy@publicworldwide.com